UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 18, 2014

ITRONICS INC.

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                                                                      Texas                                       33-18582                                    75-2198369

                                                  (State or other jurisdiction                         (Commission File                            (IRS Employer

                                                             of incorporation)                                 Number)                                  Identification No.)

6490 So. McCarran Boulevard, Building C, Suite 23 Reno, Nevada               89509

                   (Address of Principal Executive Offices)                                    Zip Code

Registrant’s telephone number, including area code: (775) 689-7696

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Securities

    On December 20, 2013 Dr. John W. Whitney, our President, converted $50,000 in cash loans into restricted common stock of the Company. Dr. Whitney loaned the funds in 2013. The conversion was at $0.1623 per share, for a total of 308,071 restricted common shares. The conversion price is computed as the volume weighted average trading price of the stock for the 10 trading days prior to the conversion date. In addition, Dr. Whitney received a three year warrant to acquire 154,036 restricted common shares at $0.203 per share. The conversion terms and the warrant are under the same terms as is presently being offered to accredited investors in a Private Placement of Common Stock to raise $500,000.

    On February 25, 2014 a consultant of the Company converted $4,650 of fees into restricted common stock. The conversion was at $0.182 per share, for a total of 25,549 restricted common shares. The conversion price is computed as the volume weighted average trading price of the stock for the 10 trading days prior to the conversion date.

    On November 18, 2014 Dr. John W. Whitney, our President, converted $50,266 in cash loans into restricted common stock of the Company. Dr. Whitney loaned the funds in 2013 and 2014. The conversion was at $0.1226 per share, for a total of 410,000 restricted common shares. The conversion price is computed as the volume weighted average trading price of the stock for the 10 trading days prior to the conversion date. In addition, Dr. Whitney received a three year warrant to acquire 205,000 restricted common shares at $0.153 per share. The conversion terms and the warrant are under the same terms as is presently being offered to accredited investors in a Private Placement of Common Stock to raise $500,000.

    Beginning with the fourth quarter of 2009, the Company has three option programs for employees and certain consultants. The first is for employees and consultants who have deferred a portion or all of their cash compensation, loaned cash to the Company and its subsidiaries, or have deferred the interest earned on deferred compensation. The number of restricted common shares underlying the option grants is 10% of the incremental increase in deferred compensation, loans, or deferred interest from quarter to quarter. These options have a ten year term and are exercisable at $0.20 per share and have a cashless exercise provision.

    The second option category is an incentive option for certain members of the management team to pursue equity or convertible debt funding for the Company. The option grants apply to private placements for cash and conversion into common stock of convertible notes issued for cash. The number of common shares underlying the grants is a specified percentage of the shares issued in private placements for cash or upon conversion of convertible notes by non-employee, non-consultant investors. The respective percentages are Dr. John W. Whitney, President, 20%; Michael C. Horsley, Controller, 5%; Howland S. Green, Director, 1%; Gregory S. Skinner,

Secretary, 1%. These options have a ten year term. The exercise price of the options is equal to the private placement or note conversion price for each transaction. The total compensation value under this program is capped at $1 million per year per person. Compensation value is defined as the estimated fair value of the options as calculated and expensed for financial reporting purposes.

    The third option category is for compensation purposes. Option or warrant terms are negotiated with individual employees or consultants.

    The below table summarizes by category the options and warrants granted for the fourth quarter of 2013 through the third quarter of 2014.

		Number of Options and Warrants Granted Based On:
		Category 1	Category 2	Category 3
		Deferred Salary,	Management	Negotiated	Combined
	Position	Loans and Interest	Options	Options/Warrants	Total
John W. Whitney	President	49,384	-	-	49,384
Michael Horsley	Controller	19,294	-	-	19,294
Howland S. Green	Director	-	-	-	-
Gregory S. Skinner	Secretary	-	-	-	-
7 other employees
and consultants	Various	27,908	-	50	27,958

Totals		96,586	-	50	96,636

    All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Itronics Inc. or executive officers of Itronics Inc., and transfer was restricted by Itronics Inc. in accordance with the requirements of the Securities Act. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

    After issuance of the restricted common shares described above, there will be 11,208,284 common shares issued and outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITRONICS INC.

(Registrant)

Date: November 24, 2014                                                                                  By: /S/ John W. Whitney

                                                                                                                                John W. Whitney

                                                                                                                                President, Treasurer and Director

                                                                                                                                (Principal Executive and Financial

                                                                                                                                Officer)